UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Fischer Imaging Corporation
(Name of Registrant as Specified In Its Charter)
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12300 North Grant Street
Denver, Colorado 80241

September 6, 2005

Dear Fischer Stockholder:

Recently you received a definitive proxy statement informing you of an upcoming Special Meeting of Stockholders scheduled for September 21, 2005. The following information is being sent to you as it relates to your decision to approve the asset sale described in the definitive proxy statement.

Fischer Imaging has been informed by Philips Medical Systems (“Philips”) that Philips has ceased sales activities for the present time with respect to the SenoScan product and that it intends to terminate the Master Purchasing Agreement, dated October 14, 2004, between Fischer and Philips (the “Agreement”) should the previously announced sale of Fischer’s intellectual property to Hologic, Inc. (“Hologic”) be approved by stockholders and consummated.

In the event that the Hologic transaction closes and Philips proceeds with the termination of the Agreement, Fischer expects to meet with Philips to discuss the terms and conditions of the termination. Fischer is unable to predict the outcome of these discussions or the amount of any payments that may be demanded by Philips. Any payments made to Philips by Fischer may materially reduce amounts, if any, that may be available for distribution to Fischer’s stockholders from the proceeds of the Hologic transaction, assuming it is consummated.

If the Agreement is terminated, management believes it will be required to increase its reserves for excess and obsolete inventories by approximately $1.0 million in a future quarter. As previously disclosed in Fischer’s Form 10-Q for the quarter ended June 30, 2005, management assessed the recoverability of its long-lived assets and intangibles, which included assumptions regarding estimated future cash flows and other factors, and estimated that the maximum amount of non-cash impairment charges related to fixed assets and intangible assets would be $1.7 million and $1.0 million, respectively. Management believes that these estimates are still valid, and if the Agreement is terminated, Fischer’s management will then finalize its analysis of what, if any, assets may be impaired as a result of the termination.

Fischer stockholders are strongly encouraged to read the definitive proxy statement as it contains a complete discussion of the background, reasons for, and terms of the asset sale and other information regarding Fischer. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please take a few moments to vote now.

On behalf of Fischer Imaging Corporation, thank you again for your consideration of this matter.

Regards,
Dr. Gail Schoettler
Chair of the Board of Directors